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                   TECHNICAL SERVICES AGREEMENT
                   For Research and Development
                    AGREEMENT NUMBER CP040801
                     LABOR AND MATERIALS Type

Battelle Memorial Institute, through its Commercial Business Operations (BATTELLE) agrees to provide to Computerized Thermal imaging, Inc. (CLIENT) technical/research services relating to technical consulting to aide in the submittal of regulatory submissions to FDA for a thermal imaging system for assistance in the diagnosis of breast cancer, substantially in accordance with BATTELLE's Proposal No. CP040801, (the Project) incorporated herein by reference, under the following terms and conditions:

                  1. ACCEPTANCE AND COMMENCEMENT

BATTELLE's Proposal may be accepted within sixty (60) days from the date of BATTELLE's signature below. BATTELLE will begin work within thirty (30) days of receipt of this Agreement executed by CLIENT. The Project period is estimated as five (5) months from commencement.

                            2. PAYMENT

CLIENT agrees to pay BATTELLE's charges for labor services, estimated [Redacted due to confidentiality: contains industry sensitive or intellectual property provisions.]plus charges for other expenses incurred in the performance of the Project, without set-off, payable within thirty (30) days of the date of semimonthly invoices.

CLIENT will not be required to reimburse, and BATTELLE shall not be required to incur any charges in excess of the estimate stated above, unless mutually agreed upon in writing. Invoices not paid within thirty (30) days of the date of invoice shall accrue interest at the rate of two (2) percent per month.

CLIENT will provide a deposit prior to commencement of work in the amount of [Redacted due to confidentiality: contains industry sensitive or intellectual property provisions.] The deposit amount will be returned to CLIENT upon receipt of final payment, or applied to the final invoice, at CLIENT's option.

Travel, materials, and other non-labor charges will be billed in addition to the above amount.

                     3. INTELLECTUAL PROPERTY

[Redacted due to confidentiality: contains industry sensitive or intellectual property provisions.]

Technical Services Agreement No. CP040801

                   4. NO ENDORSEMENT/LITIGATION

BATTELLE does not endorse products or services. Therefore, CLIENT agrees that it will not use or imply BATTELLE's name, or use BATTELLE's reports, for advertising, promotional purposes, raising of capital, recommending investments, or any way that implies endorsement by BATTELLE, except with prior written approval of an officer of BATTELLE.

BATTELLE does not undertake Projects for the purposes of litigation or to assign fault or blame and does not provide expert witness services. Therefore, CLIENT agrees not to use any Project results in any dispute, litigation, or other legal action.

In any event, if, at any time, BATTELLE or its employees are required to respond to any subpoenas, orders for attendance at depositions, hearings or trials, document requests, or other legal proceedings as a result of or relating to BATTELLE's work on the Project, CLIENT agrees to reimburse BATTELLE, in addition to any other amounts payable under this Agreement, BATTELLE's labor charges, attorney time and/or fees, travel, photocopying and other miscellaneous expenses.

                        5. CONFIDENTIALITY

If proprietary information other than Project results is disclosed by either party to the other in connection with the performance of this Agreement, the receiving party agrees that such information shall be maintained in confidence for a period of five (5) years from the date of disclosure, provided that such information is clearly identified in writing as proprietary. Oral disclosures of proprietary information must be identified as proprietary at the time of disclosure and must be followed by written confirmation within two (2) weeks. The parties shall not be liable for disclosures made inadvertently or by mistake, providing the parties exercise the same standard of care to protect the information received as they do to protect their own proprietary information. These obligations with respect to handling proprietary information shall not be applicable to the following: (a) information that is now in, or hereafter enters, the public domain through no fault of the receiving party; (b) information that was previously known by the receiving party independently of the disclosing party; (c) information that is independently developed by the receiving party; (d) information that is disclosed with the written approval of the other party; or (e) information that is received from a third party without a duty of confidentiality.

No license to the other party, under any trademark, patent, or copyright is either granted or implied by conveying information to that party. None of the information that may be submitted or exchanged by the respective parties shall constitute any representation, warranty, assurance, guarantee or inducement by either party to the other with respect to infringement of trademarks, patents, copyrights or any right of privacy, or other rights of third persons. The confidentiality obligations of this paragraph shall survive the termination or expiration of this Agreement.

                    6. LIMITATION OF LIABILITY

BATTELLE will provide a high standard of professional service on a best efforts basis. However, BATTELLE, as a provider of such services, cannot guarantee success; thus BATTELLE MAKES NO WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, FOR ANY REPORT, DESIGN, ITEM, SERVICE, OR OTHER RESULT TO BE DELIVERED UNDER THIS AGREEMENT.
Except for liability for injury to persons or damage to property occurring during performance of the Project on BATTELLE-owned premises where fault of CLIENT is not a contributing cause, CLIENT agrees: 1)

Technical Services Agreement No. CP040801

to assume all responsibility for CLIENT's use, misuse, or inability to use the Project results; 2) to release BATTELLE from any liability to CLIENT for damages, including but not limited to any indirect, incidental or consequential damages, arising from or in connection with this Agreement and any services provided under it; and 3) to indemnify and hold BATTELLE harmless from any and all liabilities, suits, claims, demands and damages, and all costs and expenses in connection therewith, in any manner relating to this Agreement or its performance, asserted by third parties from any cause whatsoever.

                      7. NATURE OF SERVICES

CLIENT agrees that BATTELLE is an independent contractor and specifically acknowledges that BATTELLE is a service provider, not a manufacturer or supplier. CLIENT retains all final decision making authority and all responsibility for the formulation, design, manufacture, assembly, packaging marketing and sale of CLIENT's products, including, without limitation, product labeling, warnings, instructions to users, and for obtaining any governmental or other pre- or postmarket approvals, certifications, registrations, licenses, or permits.

                  8. PRODUCT LIABILITY INSURANCE

CLIENT shall maintain adequate product liability insurance coverage in amounts customary and prudent for a responsible entity in its industry in light of the nature of its product(s). Such insurance shall specifically cover any CLIENT products that may be developed in whole or in part based on BATTELLE's work under this Agreement, and CLIENT shall provide evidence of such insurance upon request.

                         9. FORCE MAJEURE

Neither CLIENT nor BATTELLE shall be liable in any way for failure to perform any provision of this Agreement (except payment of monetary obligations) if such failure is caused by any law, rule, or regulation, or any cause beyond the control of the party in default.

                      10. EARLY TERMINATION

Either party shall have the right to terminate this Agreement upon thirty (30) days' written notice for any good-faith basis. In the event of early termination, BATTELLE agrees to provide CLIENT with all reports, materials, or other deliverable items available as of the date of the termination, provided that CLIENT is not in default of its obligations under this Agreement. In any event, CLIENT agrees to pay all charges incurred or committed by BATTELLE, including costs of termination, within thirty (30) days of receipt of a final invoice.

                       11. ENTIRE AGREEMENT

This Agreement, including the Proposal incorporated herein, represents the entire Agreement of the parties and supersedes any prior discussions or understandings, whether written or oral, relating to the subject matter hereof. This Agreement may be modified or amended only by mutual agreement in writing. No course of dealing, usage of trade, waiver, or non-enforcement shall be construed to modify or otherwise alter the terms and conditions of this Agreement. In the event of any conflict or inconsistency between these terms and conditions and the Proposal, these terms and conditions shall control.

Technical Services Agreement No. CP040801

                        12. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of and enforced within the jurisdiction of the State of Ohio.

                        13. MISCELLANEOUS

This Agreement may not be assigned in whole or in part without the prior written approval of both parties. In any event, however, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors, assigns and transferees of the parties. If any part of this Agreement shall be held invalid or unenforceable, such invalidity and unenforceability shall not affect any other part of this Agreement. Captions used as headings in this Agreement are for convenience only and are not to be construed as a substantive part of this Agreement.

 Computerized Thermal imaging, Inc.          BATTELLE MEMORIAL INSTITUTE
                                             Commercial Business Operations

By /s/ R.V. Secord                           By: /s/ Leslie F. Nikodem, Jr.

Name R.V. Secord                             Name Leslie F. Nikodem, Jr.
Title COO                                    Title  Contracting Officer
Date March 19, 1999                          Date March 1, 1999

                                            <Letterhead of
                                             Battelle
                                             .... Putting Technology to Work
                                             505 King Avenue Columbus, Ohio
                                             43201-2693
                                             Telephone (614) 424-6424
                                             Facsimile (614) 424-5263>

August 25, 1999

Proposal/Agreement No. CP042481

Lynn Satterthwaite
Computerized Thermal Imaging, Inc.
476 Heritage Park Blvd, No. 210
Layton, UT 84041

Dear Lynn:

Continued Consulting Support for the Development of an Infrared Imaging System for Breast Pathologies

Per our discussion, CTI desires to expand and continue the consulting effort undertaken by Battelle on CTI's behalf. Recent trips to CTI by Steve Rust, Patina Ripkey, and Bonnie Norman have been productive in helping CTI identify key areas in the development of the thermal imager system. Areas where Battelle assistance has been requested include the following:

* Support in Algorithm Development. Battelle has performed analysis of CTI's classifier and feature extraction algorithms and has provided estimates of the level of performance that can be expected from those algorithms. CTI has requested additional work be done by Battelle to refine and improve the performance of those algorithms.

* Organization of Design Files. Battelle had earlier suggested a plan for assessing and organizing the Design History File for CTI. Afterthe audit of the CTI files for the thermal imaging system, additional areas for contribution by Battelle were identified. The predominant area of additional assistance is in the creation of a Product Quality Plan for CTI, although the scope of other subtasks can be increased as well.

* Statistical Consultation for FDA. CTI has requested continued involvement by Battelle during interactions with the FDA, supporting discussions regarding the impact of clinical approaches on the statistical validity of CTI data.

* Manufacturing Review. CTI has requested continued assistance in the evaluation of contract manufacturers who could manufacture the CTI Patient Positioning Device.

 1999 Battelle - The information contained in this proposal is proprietary. Please do not circulate to others not directly responsible for making a decision regarding this proposal.

Lynn Satterthwaite
August 25, 1999
Page 2

Our Approach

Battelle provided a task list in an earlier fax transmission to CTI. The following table includes this task list and details the work that Battelle expects to perform for CTI. As we discussed, the direction of work required by CTI is dynamic, so the specifics for these tasks may depart somewhat from the list in this proposal. Should the tasks depart from this list sufficiently that the deliverables need to change for this project, CTI will be notified. We will proceed with the tasks noted in the table with the team already established at Battelle. The statistical portion of the work will be led by Dr. Steve Rust, who will be supported by Loraine Sinnott. Patina Ripkey will lead the effort for the Design History File work. Bonnie Norman will continue to support Patina. Matt Fleming will continue to oversee this project.

Deliverables

The deliverables for the overall project have been modified to reflect the current direction of the project. They now consist of the following:

As listed in our Proposal No. CP040801 dated March 1, 1999:

* Report summarizing the evaluation of the design review of the hardware and software approach as it relates to the FDA submittal. (Generally, this is a high-level review, which does not include details such as FMEA, fault-tree, etc.).

* Report summarizing Battelle's analysis of statistical approach to training data and verification data (initial report already delivered. Subsequent updates will be provided to match work done in the statistics area as noted above).

* Project plan for subsequent activities.

New Deliverables:

* DHF Audit Report (already delivered).

*Summary report at the end of this project detailing the findings/ recommendations for the statistical approach, including classifier and feature extraction algorithms.

*A product quality plan for the thermal imager system.

* Summary report of design control evaluation and recommendations.

Please note that the following deliverable, as listed in our Proposal No. CP040801 dated March 1, 1999 has been deleted from this modified scope of effort.

* Review status of clinical trials and determine the need for additional training data versus additional verification data.

Lynn Satterthwaite
August 25, 1999
Page 3

Task     Subtasks
------------  ---------------------------------------- ----------------------------------
Battelle            1 . Clinical Trial Design                               * Other methods for classifier estimation
Statistics              * Develop data analysis protocol                      - Data transformation before using EM
Support to CTI          * Establish data quality objectives                      method
                        * Determine minimum sample sizes to meet              - Linear and quadratic discriminant
                          data quality objectives                                analysis
                    2. Review methods used by TRW                             - Ridge discriminant analysis
                       A. Methods for classifier training and selection       - Partial least squares discriminant
                                                                                 analysis
                        * EM method for density estimation and             B. Methods to advance feature extraction
                          classifier estimation                         4. Recommend methods and minimum sample
                        * Leave-one-out method for ROC                     sizes for training classifier
                          generation                                       *  Use bootstrap method to relate the width of
                       B. Methods for feature extraction                      confidence intervals for AUC and SPEC to:
                        * Double-exponential curve fitting                    - Training sample sizes
                        * Region-of-interest characterization                 - Methods used to train classifier
                     3. Develop new methods                                   - Methods used to extract features
                       A. Methods to advance classifier development        * Make recommendations on best methods to
                        *  Bootstrap confidence intervals for area-          extract features, best methods to train
                           under-ROC-curve (AUC) and                         classifier, and associated minimum sample
                           specificity-at-fixed-sensitivity (SPEC)           sizes
-------------------------------------------------------------------------------------------------------------------------

Statistical          Approximately 1 week effort
Support at FDA

-------------------------------------------------------------------------------------------------------------------------
Design History    Review contents of documentation                   *  Continue gathering information.
File and CIA      *  Review/input to QSIT document                   *  Update the plan as it evolves
System            *  Interviews to document folklore                 Lead the effort in compiling existing documentation
                  Review HW/WSW status                               that will provide some history and traceability to
                  * Develop requirements and risk assessment         the existing design.
                  * Develop Requirements Traceability                *  Gather all documentation that is generated or
                                                                        provided. Label, organize, etc., the historical
                  * Req Pro Training                                    documentation.
                  * Format the database tables                       * Establish a structure for the "new"design history
                  * Enter all appropriate design information           file.
                  *  Make appropriate linkages                       Create a necessary quality system procedures to
                  Assist CTI in the development of the Development      meet QSR
                  Plan for the Breast Scanner System                 * Interview staff from CTI and TRW to learn about
                  * Define high-level tasks as they relate to the      the existing process (design control, document
                    QSR.                                               control, device master record, corrective actions,
                                                                       etc).
                  * Determine what documentation meets the           * Identify gaps in the existing process.
                    needs of each requirement.                       * Define responsibilities within the organizations
                  * Assign responsibilities and interfaces between
                    all parties involved in the design.              * Create procedures to address QSR
                  * Determine review levels and control levels for     requirements (a Product Quality Plan)
                    design documents                                 * Train staff, as appropriate
                  Follow up and expedite all actions generated from    Perform a follow-up audit against the Design
                  the design control audit.                            Control Audit Results and also the PQP
                  *  Generate a plan of action / audit notes.
-------------------------------------------------------------------------------------------------------------------------

Support for       Approximately 1 week worth of consulting
manufacturing
qualification


Lynn Satterthwaite
August 25, 1999
Page 4

Estimated Cost and Schedule

[Redacted due to confidentiality: contains industry sensitive or intellectual property provisions.]

Nature of Services

Battelle's performance of services for this project is that of a professional service provider, and not a manufacturer or supplier. CTI will retain all final decision-making authority and responsibility for the formulation, design, manufacturing, marketing, and selling of its products. CTI will have responsibility for providing product labels, warnings, and instructions for the users of its products and will have responsibility for obtaining regulatory approval for any product or device.

Lynn Safterthwaite
August 25, 1999
Page 5

Key Assumptions

Key assumptions used to generate this proposal include the following:

* CTI will provide Battelle the data required to facilitate analysis of the statistical approach to the classifiers and feature extraction algorithms in a timely fashion.

* CTI will work with Battelle and facilitate TRW's participation in the development of documentation to support the design history file.

To authorize this effort, please sign and return one original copy of the enclosed extension agreement. This proposal is valid for 14 days. We are ready to initiate work immediately upon authorization.

We look forward to assisting CTI in this effort. If you have any questions on this proposal, please call Matt Fleming at (614) 424-7690. Questions of a contractual nature may be directed to Mr. Les Nikodem at (614) 424-5723.

Sincerely,

/s/ Matt Flemming                          /s/ Leslie F. Nikodem Jr.

Matt Fleming                                   Leslie F. Nikodem Jr.
Project Manager                                Contracting Officer
Product Development Group                      Commercial Business Operations

                                                      CP042481
                                                      MN003763

             EXTENSION OF SPONSORED RESEARCH PROJECT
                   BATTELLE MEMORIAL INSTITUTE
                  Commercial Business Operations
                               AND
                Computerized Thermal Imaging, Inc.

1. Battelle Memorial Institute, through its Commercial Business Operations, hereinafter called Battelle, is conducting for Computerized Thermal Imaging, Inc. hereinafter called Client, research investigations relating to providing technical consultation regarding a thermal imaging system for assistance in diagnosis of breast cancer, and assist Client in filing regulatory submissions to the FDA.

2. Client desires to extend these research investigations for a period of three (3) months, substantially in accordance with Battelle's proposal/agreement identified as CP042481, which is made a part hereof by reference, and desires that Research Agreement CP040801, between Client and Battelle, be continued as outlined above.

3. Battelle agrees to extend this research as specified in Paragraph 2. above and, in consideration of this extension, Client agrees to continue to pay the research costs and to increase the current appropriation by [Redacted due to confidentiality: contains industry sensitive or intellectual property provisions.] for costs and fee incurred, payable semi-monthly, upon presentation of invoices.

4. Except as herein modified, the conditions of the research agreement will remain in effect.

5. This agreement shall become void if not executed by Client and returned to Battelle by September 20, 1999.

Computerized Thermal Imaging, Inc.            BATTELLE MEMORIAL INSTITUTE
                                              Commercial Business Operations

By: /s/ David A. Packer                       By: /s/ Leslie F. Nikodem Jr,
Name David A. Packer                          Name  Leslie F. Nikodem, Jr.
Title President                               Title Contracting Officer
Date Aug. 30, 1999                            Date  August 20, 1999